Exhibit 99-1

Directors

Directors Whose Terms Expire In 2001

Michael I. German  (50)  Senior Vice President of Energy East, Albany, NY. President and Chief Executive Officer of The Energy Network, Inc., Binghamton, NY. Mr. German was President and Chief Operating Officer of the company from April 1999 to October 2000, Executive Vice President and Chief Operating Officer of the company from April 1998 to April 1999, Executive Vice President of the company from May 1997 to April 1998 and Senior Vice President - Gas Business Unit of the company prior to May 1997. Director since April 1999.(1)

Kenneth M. Jasinski  (52)  Executive Vice President, General Counsel and Secretary of Energy East, Albany, NY. Mr. Jasinski was Executive Vice President and General Counsel of Energy East from April 1999 to August 2000, Senior Vice President and General Counsel of Energy East from April 1998 to April 1999, Executive Vice President of the company from April 1998 to April 1999 and a partner of Huber Lawrence & Abell, attorneys at law, prior to April 1998. Director since April 1999.(1)

Ralph R. Tedesco  (47)  President and Chief Operating Officer of the company, Ithaca, NY. Mr. Tedesco was Senior Vice President - Customer Service Business Unit of the company from May 1997 to October 2000 and Vice President - Strategic Growth Business Unit of the company prior to May 1997. Director since October 2000.(1)

Wesley W. von Schack  (56)  Chairman, President and Chief Executive Officer of Energy East, Albany, NY. Chairman of the Board of the company,(2) Ithaca, NY. Director of: Energy East, Albany, NY; Mellon Financial Corporation and Mellon Bank, N.A., Pittsburgh, PA; RTI International Metals, Inc., Niles, OH; and AEGIS Insurance Services, Inc., Jersey City, NJ. Mr. von Schack was Chairman, President and Chief Executive Officer of DQE, Inc. and Duquesne Light Company prior to August 1996. Director since September 1996.(1)

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(1)      None of the directors receive compensation for serving as directors of the company because they are officers of Energy East or certain of its subsidiaries.
(2)      Mr. von Schack's employment agreement with Energy East provides that he shall serve as Chairman of the company's Board until removed or not re-elected.

Section 16(a) Beneficial Ownership Reporting Compliance

     The company believes that during 2000 all filing requirements under Section 16 (a) of the Securities Exchange Act of 1934 were satisfied by its directors and executive officers.

Executive Compensation

     The following sets forth certain information relating to cash and noncash compensation for each of the last three fiscal years for Messrs. Tedesco,(1) Rafferty, Smith and Dorazio, who are the company's next highest compensated executive officers after Mr. German,(2) the company's former President and Chief Operating Officer, and Mr. Wickham.(2) Exhibit 99-2, filed herewith and incorporated herein by reference, contains certain information from Energy East's Proxy Statement, which will be filed with the Commission on or before April 30, 2001, relating to cash and noncash compensation and benefits relating to employment and change in control arrangements for Mr. German, and certain information relating to the company's directors. The following also sets forth certain information relating to benefits and to change in control arrangements for Messrs. Tedesco, Rafferty, Smith, Dorazio and Wickham.

Summary Compensation Table
		Annual Compensation		Long-Term Compensation
Name and Principal Position	Year	Salary	Bonus	Awards Options/ SARs (#)	Payouts Long-Term Incentive Plan	All Other Compensation(3)
Ralph R. Tedesco President and Chief Operating Officer	2000 1999 1998	$220,833 186,939 175,000	$112,965 94,780 72,275	60,000 56,000 50,000	$176,341 99,096 0	$2,730 2,580 2,680
Denis E. Wickham Senior Vice President Energy Operations Services of Energy East Management Corporation	2000 1999 1998	198,542 177,164 163,125	100,990 113,571 57,375	60,000 56,000 50,000	87,769 99,104 0	2,745 2,520 2,438
Sherwood J. Rafferty Senior Vice President and Chief Financial Officer	2000 1999 1998	198,000 198,000 198,000	63,987 121,553 67,320	50,000 56,000 50,000	195,897 219,011 0	2,550 2,400 2,600
Jeffrey K. Smith Senior Vice President Corporate Development	2000 1999 1998	180,000 180,000 180,000	43,628 121,716 60,660	50,000 56,000 50,000	176,431 99,104 0	1,347 1,422 1,422
Thomas F. Dorazio Vice President Information Services	2000 1999 1998	168,000 152,327 137,583	96,103 88,200 55,200	40,000 40,000 36,000	87,769 96,352 0	2,520 2,070 1,995

Long-Term Incentive Plan Awards (4) in Last Fiscal Year (2000)
		Performance or Other	Estimated Future Payout Under Non-Stock Price-Based Plans
Name	Number of Performance Shares	Period Until Maturation or Payout	Threshold Shares(#)	Target Shares(#)	Maximum Shares(#)
Ralph R. Tedesco	2,991	2000-2002	748	2,991	4,487
Denis E. Wickham	2,781	2000-2002	695	2,781	4,172
Sherwood J. Rafferty	2,961	2000-2002	740	2,961	4,442
Jeffrey K. Smith	2,692	2000-2002	673	2,692	4,038
Thomas F. Dorazio	1,675	2000-2002	419	1,675	2,513

Options/SAR Grants(5) in Last Fiscal Year (2000)
	Individual Grants
Name	Number of Securities Underlying Options/SARs Granted(#)	Percentage of Total Options/SARs Granted to Employees In Fiscal Year	Exercise or Base Price($/Sh)	Expiration Date	Grant Date Present Value(6)
Ralph R. Tedesco	60,000	5.60%	$23.0625	2/11/10	$322,200
Denis E. Wickham	60,000	5.60%	23.0625	2/11/10	322,200
Sherwood J. Rafferty	50,000	4.67%	23.0625	2/11/10	268,500
Jeffrey K. Smith	50,000	4.67%	23.0625	2/11/10	268,500
Thomas F. Dorazio	40,000	3.74%	23.0625	2/11/10	214,800

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(1)      Mr. Tedesco became President and Chief Operating Officer of the company in October 2000.
(2)      As of October 2000, Messrs. Wickham and German no longer served as executive officers of the company and are included in this section in accordance with the rules of the Securities and Exchange Commission.
(3)      In 2000, the company contributed $2,550 for Mr. Tedesco, $2,505 for Mr. Wickham, $2,550 for Mr. Rafferty, $1,275 for Mr. Smith and $2,520 for Mr. Dorazio under the Tax Deferred Savings Plan. The company contributed $180 for Mr. Tedesco, $240 for Mr. Wickham and $72 for Mr. Smith under the Employees' Stock Purchase Plan.
(4)      A detailed description of the Long-Term Executive Incentive Share Plan is contained in Exhibit 99-2, filed herewith and incorporated herein by reference.
(5)      A detailed description of the 1997 Stock Option Plan is contained in Exhibit 99-2, filed herewith and incorporated herein by reference.
(6)      Based on the Black-Scholes option pricing model. In determining the "Grant Date Present Value," the following common assumptions were used: stock price volatility, 25.33%; risk-free interest rate, 6.81%; and an expected term before exercise of 10 years.

Aggregated Option/SAR Exercises in Last Fiscal Year (2000)
and Fiscal Year-end Option/SAR Values
			Number of Shares Underlying Unexercised Options/SARs at Fiscal Year-End(#)
Name	Shares Acquired on Exercise(#)	Value Realized(1)	Exercisable	Unexercisable
Ralph R. Tedesco	0	$0	121,666	75,334
Denis E. Wickham	0	0	88,666	75,334
Sherwood J. Rafferty	16,667	37,501	35,333	68,668
Jeffrey K. Smith	0	0	93,332	68,668
Thomas F. Dorazio	0	0	63,999	52,001
	Value of Unexercised In-the-Money Options/SARs at Fiscal Year-End(2)
Name	Exercisable	Unexercisable
Ralph R. Tedesco	$331,250	$29,167
Denis E. Wickham	38,500	21,000
Sherwood J. Rafferty	0	29,167
Jeffrey K. Smith	111,208	29,167
Thomas F. Dorazio	42,000	21,000

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(1)      The "Value Realized" is equal to the difference between the Option exercise price and the closing price of a share of Energy East Common Stock on the NYSE on the date of exercise.
(2)      The "Value of Unexercised In-the-Money Options/SARs at Fiscal Year-End" is equal to the difference between the Option exercise price and the closing price of $19.6875 a share of Energy East Common Stock on the NYSE on December 31, 2000.

Pension Plan

     A detailed description of benefits under the Retirement Benefit Plan and the Supplemental Executive Retirement Plan is contained in Exhibit 99-2, filed herewith and incorporated herein by reference. Messrs. Tedesco, Rafferty, Smith, Dorazio and Wickham have 22, 20, 30, 18, and 28 credited years of service, respectively, under the Retirement Benefit Plan and SERP.

Employment, Change In Control and Other Arrangements

     A detailed description of employment, change in control and other arrangements is contained in Exhibit 99-2, filed herewith and incorporated herein by reference. Mr. Tedesco has a severance agreement in order to provide for certain payments if, generally, within two years following a change in control of Energy East, his employment is terminated either by the company without cause or by him for good reason. The severance agreement has terms ending on December 31, 2002, with automatic one-year extensions unless either party to an agreement gives notice that the agreement is not to be extended. The agreement was unanimously approved by the Board of Directors. The benefits consist of a lump-sum severance payment equal to three times the sum of (i) his then-annual base salary, and (ii) any award under the Annual Executive Incentive Plan with respect to the year immediately preceding the year in which the termination occurs. In the event of such termination, his life, disability, accident and health insurance benefits will continue for a period of 36 months and the individual will receive an amount equal to all earned but unpaid awards under the AEIP and a pro rata portion of any award under the AEIP with respect to the year in which the termination occurs, provided, however, that there shall be no duplication of payments made pursuant to the agreement and the AEIP. Also, in the event of such termination, he will be given additional age and service credit under the SERP. In the event that any payments made on account of a change in control of Energy East, whether under the agreement or otherwise, would subject him to federal excise tax or interest or penalties with respect to such federal excise tax, he will be entitled to be made whole for the payment of any such taxes, interest or penalties.

     Messrs. Wickham, Rafferty, Smith and Dorazio have severance agreements which provide the same benefits as the severance agreement described in the immediately preceding paragraph, except that the lump-sum severance payment described therein for Messrs. Wickham, Rafferty and Smith shall be calculated by using a multiple of two and one-half times and for Mr. Dorazio shall be calculated by using a multiple of two times. The insurance benefits for Messrs. Wickham, Rafferty and Smith shall continue for a period of 30 months and for Mr. Dorazio for a period of 24 months. The age and service credit under the Supplemental Executive Retirement Plan shall be two and one-half years for Messrs. Wickham, Rafferty and Smith and shall be two years for Mr. Dorazio.

Security Ownership of Management

     The following table indicates the number of shares of equity securities of Energy East, and Energy East Common Stock equivalent units beneficially owned as of March 1, 2001, by Messrs. Tedesco, Wickham, Rafferty, Smith and Dorazio, and by the 7 current directors and executive officers as a group and the percent of the outstanding securities so owned.

     Exhibit 99-2, filed herewith and incorporated herein by reference, contains information from Energy East's Proxy Statement, which will be filed with the Commission on or before April 30, 2001, relating to beneficial ownership of such securities by Messrs. von Schack, Jasinski and German as of March 1, 2001.
Name	Energy East Common Stock Beneficially Owned (1)	Energy East Common Stock Equivalent Units (2)	Total Energy East Common Stock and Energy East Common Stock Equivalent Units	Percent of Class
Ralph R. Tedesco	202,864	8,873	211,737	(5)
Denis E. Wickham (3)	98,612	7,888	106,500	(5)
Sherwood J. Rafferty	124,189	9,115	133,304	(5)
Jeffrey K. Smith	166,490	8,630	175,120	(5)
Thomas F. Dorazio	117,861	4,475	122,336	(5)
7 current directors and executive officers as a group	2,009,177(4)	105,437	2,114,614	(5)

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(1)      Includes shares of Energy East Common Stock that may be acquired through the exercise of stock options that are exercisable currently. The number of shares that may be acquired and by whom are as follows: Mr. Tedesco, 197,000; Mr. Wickham, 88,666; Mr. Rafferty, 104,000; Mr. Smith, 161,999; Mr. Dorazio, 115,999; and all executive officers as a group, 667,664.
(2)      Includes Energy East Common Stock equivalent units granted under the Long-term Executive Incentive Share Plan.
(3)      Mr. Wickham's stock ownership is reported as of December 31, 2000.
(4)      Includes 3,797 shares of Energy East Common Stock held by an officer as nominee for the Employees' Stock Purchase Plan.
(5)      Less than 2% of the outstanding Energy East Common Stock.